UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 4, 2007

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26901 Malibu Hills Road

Calabasas Hills, California 91301

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(818) 871-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02                         DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 4, 2007, the Compensation Committee and Board of Directors of the Company approved amendments to the employment agreements with the following executive officers: David Overton, Michael J. Dixon, Max S. Byfuglin and Debby R. Zurzolo. The amendments were made so that certain compensation payable under the agreements would not be subject to taxation under Section 409A of the Internal Revenue Code. The Internal Revenue Service promulgated final regulations under Section 409A in 2007 and the amendments were adopted to comply with the requirements of those regulations. The changes made to the agreements include providing for the deferral of the payment of certain compensation due a terminating employee upon separation from service if the employee is a “specified employee” within the meaning of Section 409A and satisfying certain limited exceptions to that requirement and limiting the amount of consulting services that the Chief Executive Officer could render on behalf of the Company following termination of employment so as to qualify the termination of employment as a separation from service under Section 409A.

The forms of these amendments are filed as Exhibits 99.1 and 99.2 to this report and are incorporated herein by reference.

ITEM 5.03                         AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

The Board of Directors of the Company amended and restated the Bylaws, effective December 4, 2007. The Board updated the Bylaws to reflect Delaware law provisions relating to stockholder meetings by remote communications and notices by electronic transmission to stockholders. The amendments also specify that for purposes of Section 2.11 of the Bylaws (relating to notice of stockholder nominations and other business) delivery of a proxy statement or a form of proxy includes sending a Notice of Internet Availability of Proxy Materials in accordance with Rule 14a-16 under the Securities Exchange Act of 1934 that was adopted earlier this year. The amendments modify or add Bylaw provisions regarding stockholder meetings, including those relating to the chair and secretary of meetings; the adjournment of meetings; and the adoption of rules of conduct for meetings. In addition, the amendments add a section regarding director resignations. Article IV of the Bylaws was amended to clarify the manner of appointment and resignation and the responsibilities of the officers of the Company. The amendments also make changes to the Bylaw section relating to the fixing of record dates for notice and meetings as well as other purposes. The amendments add provisions regarding notice to stockholders sharing an address and transfers of shares. Finally, numerous clarifying, organizational and conforming changes were made.

The description set forth above is qualified in its entirety by the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

SECTION 8 – OTHER EVENTS

ITEM 8.01                         OTHER EVENTS

On December 4, 2007, the Company issued a press release announcing that its Board of Directors approved a five million share increase in the Company’s share repurchase authorization. The Company’s total repurchase authorization is now 21 million shares, of which approximately 13.5 million shares have been repurchased.

The Company repurchased 2.2 million shares in the current quarter for an aggregate price of approximately $49 million. These repurchases were funded through a combination of cash on hand and borrowings available under the Company’s revolving credit facility. As a result of the timing of the shares repurchased and the methods of funding, the Company expects the impact on diluted net income per share in the fourth quarter of fiscal 2007 to be neutral.

There are approximately 7.5 million shares remaining in the Company’s current repurchase authorization under which the Company may buy back shares in the open market or in private transactions from time to time as market conditions, stock price or other factors warrant. The authorization does not require the Company to purchase shares, does not have an expiration date and may be terminated at any time.

The full text of this press release is attached as Exhibit 99.3 to this report and is herein incorporated by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01                         FINANCIAL STATEMENTS AND EXHIBITS

(d)         Exhibits

3.1                                 Amended and Restated Bylaws

99.1                           Form of Second Amendment to Employment Agreement with David Overton

99.2                           Form of First Amendment to Employment Agreement with Michael J. Dixon, Max S. Byfuglin and Debby R. Zurzolo

99.3                           Press release dated December 4, 2007 entitled, “The Cheesecake Factory Announces Five Million Share Increase in Share Repurchase Authorization; Company Repurchased 2.2 Million Shares in the Fourth Quarter of Fiscal 2007”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2007	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ MICHAEL J. DIXON
Michael J. Dixon
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Bylaws

99.1	Form of Second Amendment to Employment Agreement with David Overton

99.2	Form of First Amendment to Employment Agreement with Michael J. Dixon, Max S. Byfuglin and Debby R. Zurzolo

99.3

Press release dated December 4, 2007 entitled, “The Cheesecake Factory Announces Five Million Share Increase in Share Repurchase Authorization; Company Repurchased 2.2 Million Shares in the Fourth Quarter of Fiscal 2007”